EXHIBIT 99.3
Cash Systems, Inc.
Unaudited Pro Forma Combined Condensed Financial Statements
The following unaudited pro forma combined condensed financial statements are based on the historical financial statements of Cash Systems, Inc. (the “Company” or “CSI”) and Indian Gaming Services (“IGS”) after giving effect to our acquisition of IGS (“Acquisition”) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements. The Company acquired certain assets of IGS from Borrego Springs Bank, N.A. in exchange for $12 million funded at closing with a combination of (i) funds borrowed under the Company’s $13 million credit facility with Bank of America, N.A., a national banking association, (ii) cash proceeds received upon the issuance and sale in a private offering of 710,000 shares of the Company’s common stock at a price of $6.296 per share to The Viejas Band of Kumeyaay Indians, a federally recognized Indian tribe which owns 100% of Borrego Springs Bank, N.A., and (iii) cash on hand. The transaction was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations.” The Acquisition closed on February 28, 2006.
For the purposes of these unaudited pro forma combined condensed financial statements, the Acquisition is assumed to have occurred as of January 1, 2005 with respect to the unaudited pro forma combined condensed statement of operations and as of December 31, 2005 with respect to the unaudited pro forma combined condensed balance sheet.
Because these unaudited pro forma combined condensed financial statements have been prepared based on preliminary estimates of fair values attributable to the Acquisition, the actual amounts recorded for the Acquisition may differ materially from the information presented in these unaudited pro forma combined condensed financial statements. We retained the services of a third party valuation firm to assist in the valuation of the intangible assets and certain tangible assets acquired. These allocations are subject to change pending a final analysis of the fair value of the assets acquired as well as the impact of integration activities.
The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Acquisition had occurred on January 1, 2005, nor is it indicative of future operating results or financial position. The unaudited pro forma combined condensed financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies. The pro forma information should be read in conjunction with the accompanying notes thereto, and in conjunction with the historical consolidated financial statements and accompanying notes of the Company included in our annual reports on Form 10-K and quarterly reports on Form 10-Q. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

CASH SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEETS
DECEMBER 31,2005

	Historical	Historical	Eliminate
	Cash Systems	IGS	IGS
	December 31,	December 31,	December 31,
	2005	2005	2005		Pro Forma		Pro Forma
	(Audited)	(Audited)	Historical		Adjustments		Combined
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$30,247,119	$13,630,061	$(13,630,061	)(A)	$(206,042	)(B)(C)	$30,041,077
Current portion of prepaid commissions	501,343	—	—		—		501,343
Current portion of loans receivable	874,133	—	—		—		874,133
Deferred income taxes	1,677,000	—	—		—		1,677,000
Settlements due from credit card processors	7,683,417	—	—		—		7,683,417
Other current assets	3,006,880	2,445,487	(2,445,487	)(A)	—		3,006,880

Total Current Assets	43,989,892	16,075,548	(16,075,548)		(206,042)		43,783,850

PROPERTY AND EQUIPMENT, NET	5,258,980	1,623,605	(1,623,605	)(A)	1,270,000	(B)(C)	6,528,980

OTHER ASSETS
Goodwill	—	—	—		3,766,042	(B)(C)	3,766,042
Intangible assets, net	20,560	—	—		7,170,000	(B)(C)	7,190,560
Deferred income taxes	1,721,000	—	—		—		1,721,000
Long-term prepaid commissions, net of current portion	341,019	—	—		—		341,019
Long-term loans receivable, net of current portion	47,941	—	—		—		47,941
Other	55,338	70,958	(70,958	)(A)	—		55,338

Total Other Assets	2,185,858	70,958	(70,958)		10,936,042		13,121,900

TOTAL ASSETS	$51,434,730	$17,770,111	$(17,770,111)		$12,000,000		$63,434,730

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Checks issued in excess of cash in bank	$21,768,860	$—	$—		$—		$21,768,860
Line of credit — bank	5,200,000	—	—		7,529,840	(C)	12,729,840
Accounts payable — trade	2,541,396	—	—		—		2,541,396
Credit card cash advance fees payable	859,063	267,210	(267,210	)(A)	—		859,063
ATM commissions payable	1,184,498	449,670	(449,670	)(A)	—		1,184,498
Credit card chargebacks payable	226,184	—	—		—		226,184
Check cashing commissions payable	105,084	—	—		—		105,084
Other accrued expenses	1,273,065	1,248,563	(1,248,563	)(A)	—		1,273,065

Total Current Liabilities	33,158,150	1,965,443	(1,965,443)		7,529,840		40,687,990

LONG-TERM LIABILITIES
Deferred income taxes	1,092,000	—	—		—		1,092,000

Total Liabilities	34,250,150	1,965,443	(1,965,443)		7,529,840		41,779,990

STOCKHOLDERS’ EQUITY
Common stock, par value of $0.001, 50,000,000 shares authorized, 16,879,738 shares issued and outstanding	16,879	—	—		710	(C)	17,589
Additional paid-in capital	19,046,379	—	—		4,469,450	(C)	23,515,829
Retained earnings (accumulated deficit)	(1,878,678)	15,804,668	(15,804,668)		—		(1,878,678)

Total Stockholders’ Equity	17,184,580	15,804,668	(15,804,668)		4,470,160		21,654,740

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$51,434,730	$17,770,111	$(17,770,111)		$12,000,000		$63,434,730

CASH SYSTEMS, INC. AND SUBSIDIARIES
Pro Forma Combined Statements of Operations

	Twelve Months Ended
	December 31, 2005
	As Reported	As Reported			Combined
	By CSI	By IGS	Proforma		Proforma
	Audited	Audited	Adjustments		Results
Commissions on credit card cash advances, ATMs and check cashing services	$63,165,958	$7,611,842	$9,261,008	(H)	$80,038,808

Operating expenses
Commissions	31,520,324	—	9,261,008	(H)	40,781,332
Processing costs	14,292,699	2,716,506	—		17,009,205
Check cashing costs	4,913,081	—	—		4,913,081
Armored carrier services	536,121	—	—		536,121
Payroll, benefits and related taxes	8,562,842	1,337,407	—		9,900,249
Professional fees	2,430,129	1,277,081	—		3,707,210
Compensation expense related to warrants and options	260,350	—	—		260,350
Other general and administrative expenses	5,126,925	1,142,566	—		6,269,491
Depreciation and amortization	1,259,337	772,738	1,802,484	(D)	3,834,559

Total operating expenses	68,901,808	7,246,298	11,063,492		87,211,598

Income (loss) from operations	(5,735,850)	365,544	(1,802,484)		(7,172,790)

Other income (expense)
Interest expense	(636,937)	—	(600,000	)(E)	(1,236,937)
Interest and other income	250,113	64,266	—		314,379

Total other income (expense)	(386,824)	64,266	(600,000)		(922,558)

Income (loss) before income taxes	(6,122,674)	429,810	(2,402,484)		(8,095,348)

Provision for (benefit from) income taxes	(2,357,200)	—	(759,661	)(F)	(3,116,861)

Net income (loss)	$(3,765,474)	$429,810	$(1,642,823)		$(4,978,487)

Net income (loss) per common share:
Basic	$(0.23)				$(0.29)

Diluted	$(0.23)				$(0.29)

Weighted average common shares outstanding:
Basic	16,606,335		710,000	(G)	17,316,335

Diluted	16,606,335		710,000		17,316,335

Cash Systems, Inc.
Notes to Unaudited Pro Forma Combined Condensed Financial Statements
1. BASIS OF PRO FORMA PRESENTATION
The following unaudited pro forma combined condensed financial statements are based on the historical financial statements of Cash Systems, Inc. (the Company or CSI) and Indian Gaming Services (IGS) after giving effect to our acquisition of IGS (Acquisition) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements. We acquired certain of the assets of IGS on February 28, 2006.
For the purposes of these unaudited pro forma combined condensed financial statements, the Acquisition is assumed to have occurred as of January 1, 2005 with respect to the unaudited pro forma combined condensed statement of operations and as of December 31, 2005 with respect to the unaudited pro forma combined condensed balance sheet.
Because these unaudited pro forma combined condensed financial statements have been prepared based on preliminary estimates of fair values attributable to the Acquisition, the actual amounts recorded for the Acquisition may differ materially from the information presented in these unaudited pro forma combined condensed financial statements. We retained the services of a third party valuation firm to assist in the valuation of the intangible assets and certain tangible assets acquired. These allocations are subject to change pending a final analysis of the fair value of the assets acquired as well as the impact of integration activities.
The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Acquisition had occurred on January 1, 2005, nor is it indicative of future operating results or financial position. The unaudited pro forma combined condensed financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies. The pro forma information should be read in conjunction with the accompanying notes thereto, and in conjunction with the historical consolidated financial statements and accompanying notes of CSI included in its annual reports on Form 10-K and quarterly reports on Form 10-Q. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.
2. IGS ACQUISITION
Effective February 28, 2006, CSI acquired certain assets of IGS, a San Diego-based cash-access provider to the gaming industry and a division of Borrego Springs Bank, N.A. The acquisition provides CSI with additional ATM, check cashing and credit and debit services to 11 casino facilities. In addition, the acquisition provides CSI with access to other credit and debit processing opportunities. The $12 million purchase price was funded at closing with a combination of (i) funds borrowed under CSI’s $13 million credit facility with Bank of America, N.A., a national banking association, (ii) cash proceeds received upon the issuance and sale in a private offering of 710,000 shares of CSI’s common stock at a price of $6.296 per share to The Viejas Band of Kumeyaay Indians, a federally recognized Indian tribe which owns 100% of Borrego Springs Bank, N.A., and (iii) cash on hand. The transaction was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations.”
The total purchase price was comprised of:

Cash consideration	$12,000,000

Costs associated with the transaction	206,042

Total purchase price	$12,206,042

Purchase Price Allocation
The purchase price was allocated to the tangible and identifiable intangible assets acquired based on their estimated fair values at the acquisition date. The following table summarizes the estimated fair values of the assets acquired as of February 28, 2006:

Property, plant and equipment	$1,270,000
Identifiable intangible assets:
Customer relationships	7,110,000
Employment and non-compete agreements	60,000
Goodwill	3,766,042

Total purchase price	$12,206,042

The allocation of the purchase price was based on preliminary estimates of fair values attributable to the Acquisition. The allocation is subject to change pending a final analysis of fair values as well as the impact of integration activities. The cost of the identifiable intangible assets will be amortized on a straight-line basis over periods ranging from 1 1/2 to 7 1/2 years. We expect that substantially all of the amount allocated to goodwill will not be deductible for tax purposes. We expect that we will incur additional costs associated with the transaction during 2006, which costs will be allocated to goodwill.
3. HISTORICAL INFORMATION
IGS’s historical financial information as of and for the year ended December 31, 2005 is derived from IGS’s historical financial statements. Certain reclassifications have been made to these financial statements to conform to the presentation used in CSI’s historical financial statements. Such reclassifications had no effect on IGS’s previously reported net income or income from continuing operations.
4. PRO FORMA ADJUSTMENTS
The following pro forma adjustments are included in the unaudited pro forma combined condensed statement of operations and the unaudited pro forma combined condensed balance sheet:
(A)	Adjustments related to assets not acquired and liabilities not assumed as part of the transaction.

(B)	The preliminary allocation of the total purchase price of IGS’s net tangible and identifiable intangible assets was based on their estimated fair values as of February 28, 2006. Adjustments to these estimates will be included in the allocation of the purchase price of IGS, if the adjustment is determined within the purchase price allocation period of up to twelve months. The excess of the purchase price over the identifiable intangible and net tangible assets was allocated to goodwill. The total purchase has been allocated as follows:

Property, plant and equipment	$1,270,000
Identifiable intangible assets:
Customer relationships	7,110,000
Employment and non-compete agreements	60,000
Goodwill	3,766,042

Total purchase price	$12,206,042

(C)	Under the terms of the agreement, Borrego Springs Bank, N.A. received $12 million funded at closing with a combination of (i) funds borrowed under CSI’s $13 million credit facility with Bank of America, N.A., a national banking association, (ii) cash proceeds received upon the issuance and sale in a private offering of 710,000 shares of CSI’s common stock at a price of $6.296 per share to The Viejas Band of Kumeyaay Indians, a federally recognized Indian tribe which owns 100% of Borrego Springs Bank, N.A., and (iii) cash on hand. The transaction was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations.”

(D)	Amortization expense of tangible and intangible assets as a result of the Acquisition of approximately $150,000 per month.

(E)	Increase in interest expense due to the increased borrowings under CSI’s $13 million credit facility with Bank of America, N.A., a national banking association, using an interest rate of 8% resulting in approximately $50,000 per month of interest expense.

(F)	Adjustment for incremental income taxes using CSI’s effective tax rate.

(G)	Issuance of CSI’s common stock related to the transaction.

(H)	Reclassification of commission expense that was recorded in revenue.